Exhibit 99

Fortune Brands Raises First Quarter Earnings Guidance

    LINCOLNSHIRE, Ill.--(BUSINESS WIRE)--March 18, 2004--Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today raised its earnings guidance for the first quarter of 2004.
    In remarks prepared for delivery to the Reuters Consumer Products & Retail Summit, Fortune Brands chairman and CEO Norm Wesley said, "The year is off to a great start for Fortune Brands. The strong momentum that fueled our excellent fourth quarter has continued into the early months of 2004. We are seeing broad-based demand for our brands, the continued benefit of supply chain efficiencies and the favorable effects of foreign exchange. Each of our businesses is performing at or above our expectations.
    "We indicated in January that we expected to comfortably achieve our long-term goal of double-digit growth in EPS before charges/gains for both the first quarter and full-year. Analysts currently estimate that our first quarter EPS before charges/gains will be in a range of 76-81 cents. We expect that our first quarter EPS before charges/gains will exceed the top of that range, growing 19% or more. For the full year, while it's still early, our performance so far reinforces our confidence that we will comfortably achieve our long-term growth goals and improve our returns, as well."
    The company expects that EPS will also grow 19% or more on a GAAP basis for the first quarter.

    Fortune Brands, Inc. is a $6 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index.

    To receive company news releases by e-mail, please visit www.fortunebrands.com.

    This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, returns on pension assets, competitive product and pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, changes in commodity costs, the impact of weak conditions in the leisure travel industry on our golf and spirits and wine businesses, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

    CONTACT: Fortune Brands, Inc.
             Clarkson Hine, 847-484-4415
             or
             Tony Diaz, 847-484-4410
             www.fortunebrands.com